CLEARWATER INVESTMENT FUND

	DISTRIBUTION PLAN

	Pursuant to Rule 12b-1
	Under the Investment Company Act of 1940

	    This Distribution Plan is adopted by Clearwater Investment Fund (the "Trust") on behalf of each of its series identified on Schedule A hereto (each a"Fund") pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act") for purposes of authorizing and establishing procedures for effecting the distribution and sale of shares of the Funds. The Board of Trustees of the Trust has determined that there is a reasonable likelihood that this Distribution Plan will benefit the Funds and the owners of units of beneficial interest ("Shares") in the Funds' Series I, Series II and Series III classes of Shares.

	Each Fund shall pay to the Trust's distributor, or any successor thereto ("Distributor"), a fee on its Series I, Series II and Series III Shares of up to .35% of the average daily net assets attributable to that class of Shares(the "Rule 12b-1 fee").

Rule 12b-1 Plans of Each Class

	To the extent consistent with applicable laws, regulations and rules, the Distributor may use Rule 12b-1 fees: (i) for any expenses relating to the distribution of the Shares of the applicable class; (ii) for any expenses relating to shareholder or administrative services for holders of the Shares of the applicable class and (iii) for the payment of "service fees" that come within Rule 2830(d)(5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD").

	Without limiting the foregoing, the Distributor may pay all or part of the Rule 12b-1 fees from a Fund to one or more affiliated and or non-affiliated companies that have issued shares of any applicable class or for providing some or all of the types of services described in the preceding sentence; this provision, however, does not obligate the Distributor to make any payments of Rule 12b-1 fees and does not limit the use that the Distributor may make of the Rule 12b-1 fees it receives. Currently, all such payments are made to companies not affiliated with the Adviser and the Distributor. However, payments may be made to affiliated companies in the future.

Approvals

This Rule 12b-1 Plan (and any related agreement entered into hereunder) shall not take effect as to any class of Shares of a Fund until it has been approved by (a) a vote of at least a majority of the outstanding voting securities of the affected class of Shares of such Fund; and (b) by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan.

Continuation

This Plan (and any related agreement entered into hereunder shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on the continuation of the Plan.

Reports

Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Board of Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Termination

This Plan may be terminated as to a class of Shares of a Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such class of Shares of the Fund.

Related Agreements

Any agreements with any person relating to this Plan shall be in writing, and provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of shareholders holding a majority of the outstanding voting securities of a class of Shares of a Fund, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Amendment

This Plan may not be amended to increase materially the amount of the Rule 12b-1 Fee applicable to a class of Shares of a Fund without the approval of shareholders holding a majority of the outstanding voting securities of the affected class of Shares of the Fund. All material amendments to this Plan or any related agreement shall be approved by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on such amendments to the Plan.

Definitions

As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Governance

While this Plan is in effect, (i) the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust, and (ii) any person who acts as legal counsel to the Trustees who are not interested persons of the Trust shall be an independent legal counsel.



SCHEDULE A


Clearwater Quantum Trust

Clearwater Aggressive Opportunities Trust

Clearwater Quantum Fixed Income Trust

Clearwater Small Cap Trust








GREAT COMPANIES INVESTMENT TRUST

	-4-
September __, 2003
GREAT COMPANIES INVESTMENT TRUST